Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We have issued our report dated November 17, 2006, accompanying the financial statements included in the Annual Report of XATA Corporation on Form 10-KSB/A, for the year ended September 30, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of XATA Corporation on Form S-8 (File Nos. 333-113025, 333-85584, 333-59214, 333-28337, 333-03670, 33-94006, 33-89222, 33-74148, 333-132247 and 333-140741) and Form S-3 and amendments (File Nos. 333-113016, 333-111798, 333-111797, 333-82905 and 333-132246).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
April 16, 2007